Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OfficeMax Incorporated, a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST:  That the Board of Directors of said Corporation adopted resolutions proposing and declaring advisable that Article NINTH of the Certificate of Incorporation of said Corporation be amended to read in its entirety as follows:

NINTH:

9.1                                 The business and affairs of the corporation shall be managed by or under the direction of a board of directors. The number of the directors of the corporation shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire board of directors of the corporation, except that the minimum number of directors shall be fixed at no less than three and the maximum number of directors shall be fixed at no more than 15. The directors shall be elected by the stockholders at each annual meeting for a one-year term. The term of each director will end at the 2007 annual meeting of stockholders. Commencing with the 2007 annual meeting of stockholders, each director shall hold office for a one-year term and until such director’s successor shall have been duly elected and qualified.

9.2                                 Nominations for election to the board of directors of the corporation at a meeting of stockholders may be made by the board, on behalf of the board by any nominating committee appointed by the board, or by any stockholder of the corporation entitled to vote for the election of directors at the meeting. Nominations, other than those made by or on behalf of the board, shall be made by notice in writing delivered to or mailed, postage prepaid, and received by the Corporate Secretary not less than 30 nor more than 60 days prior to any meeting of stockholders called for the election of directors; provided, however, if less than 35 days’ notice or prior public disclosure of the date of the meeting is given to stockholders, the nomination must be received by the Corporate Secretary not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed. The notice shall set forth: (i) the name and address of the stockholder who intends to make the nomination; (ii) the name, age, business address, and, if known, residence address of each nominee; (iii) the principal occupation or employment of each nominee; (iv) the number of shares of stock of the corporation which are beneficially owned by each nominee and by the nominating stockholder; (v) any other information concerning the nominee that must be disclosed of nominees in proxy solicitation pursuant to Regulation 14A of the Securities Exchange Act of 1934; and (vi) the executed consent of each nominee to serve as a director of the corporation, if elected. The chairman of the meeting of stockholders may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedures, and if the chairman should so determine, the chairman shall so declare to the meeting and the defective nomination shall be disregarded.

9.3                                 Newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal, or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by a sole remaining director. Any additional director elected to fill a vacancy shall hold office until the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the next annual meeting and until such director’s successor shall have been elected and qualified.

9.4                                 Any director may be removed from office only with cause and only by the affirmative vote of the holders of at least 80% of the voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class.

9.5                                 Notwithstanding the foregoing paragraphs 9.1, 9.2, 9.3, and 9.4, whenever the holders of any one or more classes or series of Preferred Stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies, and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto, and the then authorized number of directors of the corporation shall be increased by the number of additional directors to be elected.

9.6                                 Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, repeal, or adopt any provision inconsistent with the purpose and intent of this Article NINTH.

9.7                                 In furtherance, and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

To make and alter the bylaws of the corporation.

To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose or to abolish any such reserve in the manner in which it was created.

By resolution or resolutions passed by a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in said resolution or resolutions or in the bylaws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may have power to authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the bylaws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.

The corporation may in its bylaws confer powers upon its board of directors in addition to the foregoing, and in addition to the powers and authorities expressly conferred upon it by statute.

SECOND:  That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by Matthew R. Broad, its Executive Vice President and General Counsel, this 21st day of April, 2006.

OFFICEMAX INCORPORATED

By:	/s/ Matthew R. Broad
Name:	Matthew R. Broad
Title:	Executive Vice President &
General Counsel